Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Owners of Fishing Tools Specialty, L.P.
Odessa, Texas
We have audited the accompanying consolidated balance sheet of Fishing Tools Specialty, L.P. and subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
October 3, 2006

FISHING TOOLS SPECIALTY, L.P. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

		(Unaudited)	(Unaudited)
	Year ended December	Six months ended	Six months ended
(In thousands)	31, 2005	June 30, 2006	June 30, 2005
Net sales	$62,524	$35,793	$24,983
Cost of products sold	47,474	25,779	18,088

Gross profit	15,050	10,014	6,895
Selling, general and administrative expenses	2,251	1,511	855

Operating income before income of noncontrolling interest in variable interest entity	12,799	8,503	6,040

Income of noncontrolling interest in variable interest entity	422	168	297

Operating income	12,377	8,335	5,743

Interest attributable to shares/units subject to mandatory redemption	(11,667)	(8,089)	(5,348)
Other interest expense, net	(63)	(117)	(15)
Other, net	112	57	39

Income before income taxes	759	186	419
Provision for income taxes	759	186	419

Net income	$—	$—	$—

See notes to consolidated financial statements.

FISHING TOOLS SPECIALTY, L.P. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

		(Unaudited)
(In thousands)	December 31, 2005	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,154	$1,414
Accounts receivable, less allowances of $15 at December 31, 2005, and $30 at June 30, 2006	8,962	10,587
Inventories	32,169	33,084
Prepaid expenses and other current assets	131	—

Total current assets	44,416	45,085

Property, plant and equipment, net	5,348	9,327
Investments	176	189
Intangible assets, net	327	315
Other assets	210	122

Total assets	$50,477	$55,038

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,201	$5,027
Accrued liabilities	2,983	2,233
Deferred revenue	2,594	1,709
Current portion of notes payable — related parties	189	—
Current portion of long-term debt	195	3,228

Total current liabilities	10,162	12,197
Notes payable — related parties, net of current portion	94	—
Long-term debt, net of current portion	165	208
Deferred tax liability	80	—
Shares/units subject to mandatory redemption	39,554	42,043

Total liabilities	50,055	54,448

Noncontrolling interest in variable interest entity	422	590

Commitments and contingencies

Owners’ equity	—	—

Total liabilities and owners’ equity	$50,477	$55,038

See notes to consolidated financial statements.

FISHING TOOLS SPECIALTY, L.P. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

		(Unaudited)	(Unaudited)
	Year ended December	Six months ended	Six months ended
(In thousands)	31, 2005	June 30, 2006	June 30, 2005
CASH FLOWS — OPERATING ACTIVITIES
Net income	$—	$—	$—
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	623	394	291
Gain on sale of property, plant and equipment	—	(2)	—
Noncontrolling interest in variable interest entity	422	168	297
Deferred income taxes	16	(80)	—
Interest attributable to shares/units subject to mandatory redemption	11,667	8,089	5,348
Changes in operating assets and liabilities:
Accounts receivable, net	(4,072)	(1,625)	(2,009)
Inventories	(8,455)	(915)	214
Prepaid expenses and other current assets	(127)	131	4
Accounts payable	1,599	826	233
Accrued liabilities	993	(750)	407
Deferred revenue	2,257	(885)	154
Other	(210)	88	(60)

Net cash provided by operating activities	4,713	5,439	4,879

CASH FLOWS — INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,665)	(4,225)	(280)
Purchase of investments	(10)	(158)	(10)
Proceeds from maturity of investment	—	145	—
Proceeds from sale of fixed assets	—	90	—

Net cash used in investing activities	(1,675)	(4,148)	(290)

CASH FLOWS — FINANCING ACTIVITIES
Distributions to owners	(1,680)	(5,600)	(880)
Net borrowings under line of credit	—	1,926	—
Borrowings of long-term debt	—	1,060	—
Repayment of long-term debt	(574)	(417)	(280)

Net cash used in financing activities	(2,254)	(3,031)	(1,160)

Net increase (decrease) in cash and cash equivalents	784	(1,740)	3,429

Cash and equivalents at beginning of period	2,370	3,154	2,370

Cash and equivalents at end of period	$3,154	$1,414	$5,799

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$41	$76	$22

Cash paid during the period for income taxes	$103	$975	$103

Supplemental disclosure of non-cash investing and financing activities:
Property, plant and equipment acquired through capital leases	$242	$224	$93

See notes to consolidated financial statements.

FISHING TOOLS SPECIALTY, L.P. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Fishing Tools Specialty, L.P. (“FTS” or the “Company”), formerly Fishing Tools Specialty, Inc., is a provider of premium connections, accessories and related oilfield services to customers in the oilfield industry in the southwestern United States. Substantially all assets of the Company were sold effective July 21, 2006 (Note 15).
Principles of Consolidation
The consolidated financial statements include the accounts of Fishing Tools Specialty, L.P., its wholly-owned subsidiary LAWTCO, and a variable interest entity, Curley’s Machine Shop, Inc. (Note 8). All significant intercompany accounts and transactions have been eliminated.
The unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes for complete financial statements as required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in the financial statements. Operating results for an interim period are not necessarily indicative of the results that may be expected for a full year.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those recorded estimates.
Cash and Cash Equivalents
Cash includes demand deposits with financial institutions. Cash equivalents are investments with an original maturity of less than ninety days and consist primarily of money market mutual funds.
Inventories
Inventories are stated at the lower of average cost or market. Inventory costs include labor, material and manufacturing overhead. See Note 2.
Revenue Recognition
Revenues are recognized as sales when revenue is earned and is realized or realizable. This includes satisfying the following criteria: the arrangement with the customer is evident; the sales price is fixed or determinable; delivery has occurred or service has been performed; the risk of loss has been passed to the customer; and collectibility is reasonably assured. Freight billed to customers is included in net sales, and the cost of freight is included in cost of goods sold. Billings occurring prior to revenue recognition criteria are met are included as deferred revenue in the consolidated balance sheets.

Accounts Receivable
The Company extends credit to its customers based on an evaluation of their financial condition. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company generally does not require collateral from its customers.
Environmental Remediation
Environmental remediation costs are expensed and accrued when incurrence of such costs are probable and the costs can be reasonably estimated. Accrued environmental remediation costs include the cost of removal and disposal of contaminated soils, accumulated waste stored on site and construction of secondary containment for on site storage.
Property, Plant and Equipment
Property, plant and equipment are recorded on a cost basis. Expenditures for additions, betterments and renewals are capitalized. Maintenance and repair expenditures, which do not improve or extend productive life, are expensed as incurred. Depreciation is calculated using a straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings and improvements	5-30
Machinery and equipment	3 - 12
Vehicles	3
Leased property meeting certain capital lease criteria is capitalized as a liability and recorded at the lower of the fair market value of the asset or the present value of the related lease payments. Amortization of capitalized leased assets is computed on the straight-line method over the shorter of the estimated useful life or the lease term.
Intangible Assets
Intangible assets consist of patents and trademarks purchased in 2004, which are being amortized on a straight-line basis over their remaining life of fifteen years. See Note 4.
Impairment of Long-Lived Assets
The Company periodically evaluates long-lived assets for indicators of potential impairment such as reductions in demand or significant economic factors. When such indicators of impairment exist, a review is performed to determine whether the carrying value of an asset is impaired based on a comparison to the undiscounted estimated future cash flows from the asset. If the comparison indicates that there is impairment, the impaired asset is written down to fair value.
Investments
Investments are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. In accordance with SFAS No. 115, investments are classified as held to maturity, trading or available for sale. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity, and are reported at amortized cost. Investments purchased and held principally for the purpose of selling in the near term are classified as trading, with unrealized gains and losses included in earnings. Investments not meeting either of the aforementioned criteria are classified as available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of owners’ equity.

The Company’s investments consist of corporate bonds and are classified as available for sale. The fair value of these investments approximates amortized cost and, therefore, no unrealized gains or losses have been reported as a separate component of owners’ equity at December 31, 2005 and June 30, 2006 (unaudited).
Shares/Units Subject to Mandatory Redemption
Common shares subject to mandatory redemption are accounted for in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which requires the classification of mandatorily redeemable financial instruments as liabilities in the consolidated balances sheets. The shares/units subject to mandatory redemption, for which the amount to be paid or settlement date varies based on specified conditions, are adjusted to the amount that would be paid if settlement occurred at the reporting date. In accordance with SFAS No. 150, all of the Company’s earnings have been deducted as interest attributable to shares/units subject to mandatory redemption in the consolidated statements of income. See Note 9.
Comprehensive Income
Comprehensive income includes all changes in owners’ equity during the period that result from transactions and other economic events other than transactions with its owners. The Company does not presently have any significant comprehensive income items.
Income Taxes
The Company is taxed as a subchapter S Corporation for federal income tax purposes. Accordingly, federal income taxes are paid at the shareholder or partner level. Through March 15, 2006, the date of conversion to a limited partnership (Note 12), the Company was responsible for the payment of state taxes. Curley’s Machine Shop, Inc. is taxed at the company level for both federal and state taxes.
Deferred income tax balances represent the estimated future state tax effects of temporary differences between the financial reporting basis and the tax basis of certain assets and liabilities. As appropriate, valuation allowances are established to reduce deferred tax assets to amounts that are more likely than not to be realized.
Advertising Costs
Costs incurred in connection with advertising and promotions are expensed as incurred. Such costs were not material for the year ended December 31, 2005 and for the six months ended June 30, 2006 and 2005.
NOTE 2: INVENTORIES
Inventories consist of the following (table in thousands):

		(Unaudited)
	December 31,	June 30,
	2005	2006
Raw materials	$23,462	$24,994
Finished products	8,707	8,090

	$32,169	$33,084

NOTE 3: PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of the following (table in thousands):

		(Unaudited)
	December 31,	June 30,
	2005	2006
Land	$143	$419
Buildings and improvements	595	1,887
Machinery and equipment	7,739	8,168
Vehicles	317	365
Construction in progress	172	2,391

	8,966	13,230
Accumulated depreciation	(3,618)	(3,903)

	$5,348	$9,327

NOTE 4: INTANGIBLE ASSETS
Intangible assets consist of the following (table in thousands):

		(Unaudited)
	December 31,	June 30,
	2005	2006
Patents and trademarks	$375	$375
Less: Accumulated amortization	(48)	(60)

	$327	$315

Amortization expense totaled $25,000 for the year ended December 31, 2005 and $12,000 (unaudited) for each of the six months ended June 30, 2006 and 2005. Amortization expense will total $25,000 for each of the years ending December 31, 2006 through December 31, 2010.
NOTE 5: CONCENTRATIONS
The Company’s operations are conducted in the United States. The Company grants trade credit to customers, the most significant of which are in the oil and natural gas exploration and production industries. Sales to one customer approximated 23% and 11% (unaudited) of net sales for the year ended December 31, 2005 and six month period ended June 30, 2006, respectively. There were no sales to a single customer which exceeded 10% of net sales for the six month period ended June 30, 2005. The outstanding accounts receivable balance for this customer approximated 31% of total accounts receivable at December 31, 2005. The outstanding accounts receivable balance with one other customer approximated 15% (unaudited) of total accounts receivable at June 30, 2006.

NOTE 6: ACCRUED LIABILITIES
Accrued liabilities consist of the following (table in thousands):

		(Unaudited)
	December 31,	June 30,
	2005	2006
Payroll and benefits	$475	$299
Personal property and sales taxes	324	187
Workers’ compensation	55	83
Insurance	—	183
Other taxes	1,871	1,163
Environmental remediation	215	230
Other	43	88

	$2,983	$2,233

NOTE 7: LONG-TERM DEBT
Long-term debt consists of the following (table in thousands):

		(Unaudited)
	December 31,	June 30,
	2005	2006
Notes payable to owners and former owner, payable in monthly installments including interest at 7.00% per annum due at various dates from June 2006 through September 2007	$283	$—
Capital leases, vehicle and equipment notes, payable in monthly installments including interest ranging from 0% to 7.17% per annum	360	450
Term note payable to bank originated January 2006, interest payable monthly at 7.25%, principal due July 2006	—	1,060
Equipment line of credit with bank originated January 2006, interest payable monthly at 7.25%, principal amount due July 2006, total available borrowings of $3 million	—	1,926

	643	3,436
Less: current maturities	(384)	(3,228)

	$259	$208

The term note and equipment line of credit with bank, which were originated in January 2006, are collateralized by certain real property and by all equipment of the Company. These loans are guaranteed by two owners of the Company.

The annual maturities of long-term debt as of December 31, 2005 are as follows (table in thousands):

Year	Amount
2006	$384
2007	208
2008	35
2009	12
2010	4

$643

At December 31, 2005, the cost of assets under capital lease was $29,000 and accumulated amortization was $4,000. Capital lease obligations included in long-term debt totaled $7,000 at December 31, 2005. The capital lease obligation was paid in full during the six months ended June 30, 2006.
NOTE 8: VARIABLE INTEREST ENTITY
Under the guidelines of Financial Accounting Standards Board Interpretation (FIN) No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of ARB No. 51”, the Company is required to consolidate the assets, liabilities and operating results of Curley’s Machine Shop, Inc. (“CMS”). CMS is a Texas corporation under common ownership as the Company that requires subordinated financial support from the Company to commence and maintain its operations. CMS began operations in November 2004 as a reseller of pipe, primarily to customers in the oil and natural gas exploration and production industries.
NOTE 9: SHARES/UNITS SUBJECT TO MANDATORY REDEMPTION
Effective January 19, 2000, and through the sale of the Company in July 2006 (see Note 15), the Company was party to a buy-sell agreement with its owners. The agreement provides for the purchase of an owner’s partnership units (or common shares prior to the Company’s conversion to a limited partnership in March 2006 – see Note 12) in the event an owner dies. The Company has a preferential purchase right in the event an owner desires to sell any of his or her shares/units during his or her lifetime. The purchase price of the shares/units shall be equal to the net book value of the Company’s assets, less liabilities, as of the valuation date.
As of December 31, 2005, all of the Company’s issued and outstanding common stock, or 7,500 shares of $1 par value common stock, was considered mandatorily redeemable under the buy-sell agreement. As of June 30, 2006 (unaudited), all of the Company’s issued and outstanding partnership units, or 7,500 units, were considered mandatorily redeemable under the buy-sell agreement. As a result, the entire net book value of the Company’s assets, less liabilities, which totals $39,554,000 at December 31, 2005 and $42,043,000 (unaudited) at June 30, 2006, is included in shares/units subject to mandatory redemption in the accompanying consolidated balance sheets.
The activity in shares/units subject to mandatory redemption is as follows (table in thousands):

		(Unaudited)
	Year ended	Six months ended
	December 31,	June 30,

	2005	2006	2005

Balance at beginning of period	$29,567	$39,554	$29,567
Interest attributable to shares/units subject to mandatory redemption	11,667	8,089	5,348
Distributions to owners	(1,680)	(5,600)	(880)

Balance at end of period	$39,554	$42,043	$34,035

NOTE 10: EMPLOYEE BENEFIT PLAN
The Company sponsors a defined contribution profit sharing plan for all eligible employees completing at least 1,000 hours of service. Employee contributions are not permitted under the plan. Expense for employer contributions totaled $287,000 for the year ended December 31, 2005 and $133,000 for the six months ended June 30, 2005 (unaudited). Due to the sale of the Company in July 2006 (see Note 15), no contributions will be made for the plan year ending December 31, 2006. As a result, no expense has been recorded for the six months ended June 30, 2006 (unaudited). Employees became immediately vested in employer contributions effective in July 2006, upon the sale of the Company.
NOTE 11: INCOME TAXES
The provision (benefit) for income taxes consists of the following (table in thousands):

		(Unaudited)	(Unaudited)
	Year ended	Six months	Six months
	December 31,	ended June 30,	ended June
	2005	2006	30, 2005
Current
Federal	$233	$93	$164
State	510	173	255

	743	266	419

Deferred
State	16	(80)	—

Provision for income taxes	$759	$186	$419

The provision for federal taxes relates solely to the Company’s consolidated variable interest entity, Curley’s Machine Shop, Inc. (see Note 8). The Company has elected to be taxed as an S Corporation for federal tax purposes. As a result, all federal income taxes are paid by the owners of the Company.
As of December 31, 2005, the Company had a long-term state deferred tax liability of $80,000 resulting from the difference in depreciation methods for state tax and financial reporting purposes. At June 30, 2006, no state deferred tax liability was reported due to the conversion of the Company from a Texas corporation to a Texas limited partnership (see Note 12). For federal income tax purposes the Company elected to continue to be taxed as an S Corporation following the reorganization, as permitted under applicable provisions of the Internal Revenue Code.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes as follows (table in thousands):

		(Unaudited)	(Unaudited)
	Year ended	Six months	Six months
	December 31,	ended June 30,	ended June 30,
	2005	2006	2005
Income tax provision at statutory rate of 35%	$266	$65	$147
Changes in taxes resulting from the following:
Interest attributable to shares/ units subject to mandatory redemption	4,083	2,831	1,872
Federal income taxes paid directly by owners	(4,257)	(2,859)	(1,954)
State income taxes	495	81	233
Federal and state income taxes of variable interest entity	172	68	121

Provision for income taxes	$759	$186	$419

NOTE 12: OWNERS’ EQUITY
Until March 15, 2006, the Company (then Fishing Tools Specialty, Inc.) was structured as a subchapter S corporation, with 7,500 shares of $1 par value common stock issued and outstanding. The Company was authorized to issue up to 250,000 shares of common stock. Effective March 15, 2006, the existing shareholders contributed their shares to Fishing Tools Specialty Holdings, L.L.P. (“FTSH”), a Texas limited liability partnership. FTSH contributed 7.5 of said shares to Fishing Tools Specialty GP, L.L.C. (“FTSGP”), a Texas limited liability company. The shares held by FTSH were converted to units of limited partnership interest and the shares held by FTSGP were converted to units of general partnership interest.
NOTE 13: RELATED PARTIES
An owner of the Company holds a fifty-percent ownership in another entity which manufactures oil field tools and accessories. The Company and the related entity periodically outsource services to each other. All transactions with this entity are performed at market-based arms length transactions, based upon sales prices and terms offered to unrelated entities. Total sales recorded to this entity approximated $352,000 for the year ended December 31, 2005, and $251,000 (unaudited) and $160,000 (unaudited) for the six month periods ended June 30, 2006 and 2005, respectively. Purchases from this entity approximated $36,000 for the year ended December 31, 2005, and $25,000 (unaudited) and $29,000 (unaudited) for the six month periods ended June 30, 2006 and 2005, respectively. Outstanding accounts receivable from this entity approximated $46,000 at December 31, 2005 and $46,000 (unaudited) at June 30, 2006.
The Company periodically provides services for a welding company that is owned by a relative of the Company’s owners. All transactions with this entity are performed at market-based arms length transactions, based upon sales prices and terms offered to unrelated entities. Total sales recorded to this entity approximated $91,000 for the year ended December 31, 2005, and $53,000 (unaudited) and $4,000 (unaudited) for the six month periods ended June 30, 2006 and 2005, respectively.
During 2005 and through June 30, 2006, the Company leased property on a month-to-month basis from one of its owners at a monthly rental of $4,000.

NOTE 14: COMMITMENTS AND CONTINGENCIES
Contingencies
The Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. Management believes the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial statements.
Employment Agreements
The Company is party to employment agreements with certain employees which stipulate compensation and benefits for a period of up to five years.
NOTE 15: SUBSEQUENT EVENTS
Effective July 21, 2006, the Company entered into an asset purchase agreement with NS Group, Inc. (NS) and Ultra Premium Oilfield Services, Ltd. (Ultra), a wholly-owned subsidiary of NS, for the sale of substantially all of the Company’s operating assets used in its premium connection business for a purchase price of approximately $120.9 million in cash.
The asset purchase agreement includes customary representations, warranties, covenants and material indemnification obligations, including an escrow for the benefit of Ultra and NS of $5.0 million for an eighteen-month period after the closing to satisfy any indemnification obligations that may arise. The asset purchase agreement provides that the purchase price will be subject to post-closing adjustment based on net working capital as of December 31, 2005 and July 21, 2006.